VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT (“Agreement”) is made and entered into by and between Yinshing David To (“Holder”), shareholder of Discovery Technologies, Inc. (“Corporation”), and Tao Li (“Voting Trustee”) as of December 24, 2007.

RECITALS:

WHEREAS, Holder owns 6,535,676 shares (the “Shares”) of the Corporation’s $0.001 par value per share common stock (the “Common Stock”); and

WHEREAS, Holder and Voting Trustee have entered into a Call Option Agreement dated as of the date hereof, pursuant to which the Voting Trustee has the right to acquire Holder’s Shares;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and obligations set forth herein, the parties agree as follows:

1. Voting Trust.

1.1. Creation of Voting Trust. The Voting Trustee, is hereby appointed voting trustee under the voting trust created by this Agreement. During the term of this Agreement the Voting Trustee shall act as voting trustee in respect to the Shares, with all the powers, rights and privileges and subject to all the conditions and covenants hereinafter set forth.

1.2. Deposit of Shares. Within ten days after the execution and delivery of this Agreement, the Holder will assign and transfer, or cause to be assigned and transferred, to Guzov Ofsink, LLC, as collateral agent (the “Collateral Agent”), all shares of the Shares. The Holder shall deposit with the Collateral Agent the certificates representing such Shares, duly endorsed in blank or accompanied by stock powers or other instruments of assignment duly executed in blank, free and clear of any liens, claims, encumbrances or other rights of third parties.

1.3. Delivery of Voting Trust Certificates. Upon receipt by the Collateral Agent of the certificates for the Shares, the Shares shall be held in trust by the Voting Trustee, through the Collateral Agent, subject to the terms and conditions of this Agreement and shall deliver or cause to be delivered to Holder one or more voting trust certificates (“Voting Trust Certificates” or “Certificates”), in the form provided for in Section 2.1, representing in the aggregate the total number of Shares deposited by Holder.

1.4. Issue of Share Certificates To Voting Trustee. The certificates representing the Shares shall be surrendered by the Voting Trustee to the Corporation and cancelled, and new certificates representing the Shares shall be issued by the Corporation to and in the name of the Voting Trustee, and the fact that such certificates are issued pursuant to this Agreement shall be noted by the Corporation on its stock transfer records. The Voting Trustee is authorized and empowered to cause to be made any further transfers of the Shares which may become necessary through the occurrence of any change of persons holding the office of Voting Trustee.

1.5. Acceptance of Trust. The Voting Trustee accepts the trust created hereby in accordance with all of the terms and conditions contained in this Agreement. The Shares shall be held by the Voting Trustee for the purposes of and in accordance with this Agreement, and none of the Shares, or any interest therein, shall be sold or otherwise disposed of, pledged or encumbered by the Voting Trustee, except as provided in this Agreement and in the Call Option Agreement dated as of the date of this Agreement to which the Shares are subject (the “Option”).

2. Voting Trust Certificates.

2.1. Form. The Voting Trust Certificates to be issued and delivered by the Voting Trustee under this Agreement in respect of the Shares shall be substantially in the following form, with such changes therein consistent with the provisions of this Agreement as the Voting Trustee and the Holder may from time to time approve:
THIS CERTIFICATE AND THE SECURITIES REPRESENTED BY IT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THIS CERTIFICATE AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE OR OTHERWISE DISPOSED OF UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT OR OTHER QUALIFICATION RELATING TO THE CERTIFICATE AND SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION AND VOTING TRUSTEES RECEIVE AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION AND VOTING TRUSTEES THAT SUCH REGISTRATION OR OTHER QUALIFICATION UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER, SALE, OFFER OR DISPOSITION.

No. _________________________	_________________________Shares

VOTING TRUST CERTIFICATE FOR COMMON
STOCK OF [CORPORATION], (the “Corporation”)
THIS IS TO CERTIFY THAT:
1. This voting trust certificate is issued pursuant to, and the rights of the holder hereof are subject to the terms and conditions of, a Voting Trust Agreement (the “Voting Trust Agreement”) dated [DATE] among [SHAREHOLDERS] (“Holder”) as shareholders of [CORPORATION] (“Corporation”), and [TRUSTEE] (“Voting Trustee”). Copies of the Voting Trust Agreement are kept on file by the Voting Trustee in their offices at [ADDRESS], have been deposited with the Corporation at its registered office (or with the officer or agent having charge of its stock transfer books), and are open to inspection in accordance with the requirement of law.
2. By acceptance of this certificate, the Holder thereof, and every transferee, agrees to be bound by the terms of this certificate and of the Voting Trust Agreement.
3. Upon the termination of the Voting Trust Agreement, the Holder shall be entitled to receive a certificate or certificates for shares upon the release of such shares pursuant to Section 8.2 of the Voting Trust Agreement. Until such receipt or release the Holder shall from time to time be entitled to receive from the Voting Trustee dividends and distributions payable in cash and property other than voting stock of the Corporation, if any, received by or for the account of the Voting Trustee upon such shares. If the Voting Trustee shall receive any additional shares issued by way of dividend upon, or in exchange for the certificates for shares represented by this certificate, or upon the exercise of any right of subscription pursuant to Section 3.3 of the Voting Trust Agreement, the Voting Trustee shall hold such shares in accordance with the terms of the Voting Trust Agreement and shall issue Voting Trust Certificates in respect thereof.
4. Until the re-transfer to the Holder hereof of certificates for the shares represented by this certificate, the Voting Trustee shall possess and be entitled to exercise all rights and powers to vote the shares as provided in the Voting Trust Agreement, and no Holder of this certificate shall in such capacity have any rights or powers to vote such shares.
5. This certificate is transferable only on the books of the Voting Trustee to be kept by them, or their agents, upon surrender hereof (duly endorsed in blank or accompanied by a proper instrument or assignment duly executed in blank, together with all requisite transfer tax stamps attached thereto and an amount sufficient to pay all Federal, state and local taxes or other governmental charges, if any, then payable in respect of such transfer) by the registered Holder in person or by such Holder's duly authorized attorney. Until this certificate is so transferred, the Voting Trustee may treat the registered Holder hereof as the absolute owner hereof for all purposes whatsoever. The rights and powers to transfer this certificate are expressly limited by and subject to the transfer restrictions contained in the Voting Trust Agreement.

6. This certificate is not valid unless signed by the Voting Trustee.
The undersigned Voting Trustee have caused this certificate to be signed this [DATE].

________________________________
_________________________, Trustee
________________________________
_________________________, Trustee

2.2. Restrictions on Certificate Transfers

2.2.1. Applicability of Restrictions. The restrictions on transfer of Voting Trust Certificates are intended to apply during the term of the voting trust created under in this Agreement.

2.2.2. Restriction on Lifetime Disposition. Holder shall not dispose of (and the terms “dispose of” and “disposition” as used in this Agreement mean any sale, transfer, assignment, pledge, mortgage, distribution or other form of disposition or conveyance, whether voluntary, involuntary, or by operation of law, and whether testamentary or inter vivos) all or any part of his interest in a Voting Trust Certificate issued hereunder except under the conditions set forth in this Agreement. Until the termination of this Agreement, each Voting Trust Certificate shall remain subject to this Agreement even though an offer or offers are made under this Agreement but not accepted. Any transfer of a Voting Trust Certificate shall result in its immediate cancellation.

3. Dividends and Distributions; Subscriptions.

3.1. Dividends or Distributions Payable in Cash or Other Property. The Voting Trustee shall, from time to time, pay or cause to be paid to Holder, his pro rata share of any dividends or distributions payable in cash or property, other than voting stock of the Corporation, collected by the Voting Trustee upon the Shares deposited hereunder. For the purpose of making any such payment, or for any other purpose, the Voting Trustee may, in his discretion, fix such date as they may reasonably determine as a record date for the determination of persons entitled to any payments or other benefits hereunder, or order their transfer books closed for such period or periods of time as they shall deem proper.

3.2. Share Dividends or Distributions. The Voting Trustee shall receive and hold, subject to the terms of this Agreement, any voting stock of the Corporation issued in respect of the Shares by reason of any recapitalization, share dividend, split, combination or the like and shall issue and deliver Voting Trust Certificates therefor to the Holder.

4. Matters Relating to Administration of Voting Trust; Voting.

4.1. Action by Voting Trustee. The Voting Trustee shall possess and be entitled, subject to the provisions hereof, in his discretion, to exercise all the rights and powers of absolute owners of all Shares, including, but without limitation, the right to receive dividends on Shares, and the right to vote, consent in writing or otherwise act with respect to any corporate or shareholders' actions. Such corporate or shareholders' actions include but are not limited to any increase or reduction in the stated capital of the Corporation, any classification or reclassification of any of the shares as now or hereafter authorized into preferred or common stock or other classes of shares with or without par value, any amendment to the Articles of Incorporation or Bylaws, any merger or consolidation of the Corporation with other corporations, any sale of all or any part of its assets, and the creation of any mortgage or security interest in or lien on any property of the Corporation. It is expressly stipulated that no voting right shall pass to others by or under the Voting Trust Certificates, or by or under this Agreement, or by or under any other express or implied agreement.

4.2. Indemnification. The Holder shall indemnify and hold the Voting Trustee harmless from and against any and all liabilities, losses, costs, and expenses, including reasonable attorneys' fees, in connection with or arising out of the administration of the voting trust created by this Agreement or the exercise of any powers or the performance of any duties by them as herein provided or contemplated, to the fullest extent permitted under the law.

5.	Holder of Voting Trust Certificates Bound.

All Voting Trust Certificates issued under this Agreement shall be issued, received, and held subject to all of the terms of this Agreement. Every registered Holder of a Voting Trust Certificate, and every bearer of a Voting Trust Certificate properly endorsed in blank or properly assigned, by the acceptance or holding thereof shall be deemed conclusively for all purposes to have assented to this Agreement and to all of its terms, conditions and provisions and shall be bound by this Agreement with the same force and effect as if such Holder or bearer had been originally a party to this Agreement.

6.	Dissolution of Corporation.

In the event of the dissolution or total or partial liquidation of the Corporation, whether voluntary or involuntary, the Voting Trustee shall receive the moneys, securities, rights or property to which the Holder of Shares are entitled, and shall distribute the same to the Holder.

7.	Reorganization of Corporation.

In case the Corporation is merged into or consolidated with another corporation, or all or substantially all of the assets of the Corporation are transferred to another corporation, then in connection with such transfers the term “Corporation” for all purposes of this Agreement shall be taken to include such successor corporation, and the Voting Trustee shall receive and hold under this Agreement any voting stock of such successor corporation received on account of the ownership, as Voting Trustee hereunder, of Shares held hereunder prior to such merger, consolidation or transfer. Voting Trust Certificates issued and outstanding under this Agreement at the time of such merger, consolidation or transfer may remain outstanding, or the Voting Trustee may, in their discretion, substitute for such Voting Trust Certificates new voting trust certificates in appropriate form, and the term “Shares” as used herein shall be taken to include any shares which may be received by the Voting Trustee in lieu of all or any part of the shares of the Corporation.

8. Termination; Release of Shares.  This Agreement shall have the same term as the Option and shall terminate only upon the termination of the Option.

8.	Amendments.

This Agreement may be amended or terminated at any time by an instrument in writing duly executed and acknowledged by the Holder and the Voting Trustee.

9.	Miscellaneous.

9.1. Benefits of this Agreement; Survival. The terms of this Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the Holder, the Voting Trustee, and their respective successors and assigns.

9.2. Notice. Any notice, request, offer, acceptance or other communication permitted or required to be given hereunder to the Holder or the Voting Trustee shall be sent by certified mail or by courier service, return receipt requested, or hand-delivered to such person at the address set forth below:

Holder:

Voting Trustee:

or at such other addresses as may be established by notice hereunder. Any notice so given shall be deemed effective at the time of delivery indicated on the duly completed postal service or courier receipt or when hand-delivered.

9.3. Severability. In case any provision of this Agreement shall be held to be invalid or unenforceable in whole or in part, neither the validity nor the enforceability of the remainder of this Agreement shall be in any way affected.

9.4. Descriptive Headings; Gender. The headings in this Agreement are for the convenience of reference only and shall not limit or otherwise affect the provisions hereof. The use of the masculine gender shall be deemed to include the feminine and neuter gender.

9.5. Counterparts of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

9.6. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of New York.

The respective parties have caused this Agreement to be executed as of the date first above written.
Voting Trustee:
/s/ Tao Li
Tao Li

Holder:
/s/Yinshing David To
Yinshing David To